Registration No. 333- ________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SENSIENT TECHNOLOGIES CORPORATION
(exact name of Company as specified in its charter)

Wisconsin	39-0561070
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 East Wisconsin Avenue Milwaukee, Wisconsin	53202-5304
(Address of principal executive offices)	(Zip Code)

Sensient Technologies Corporation 2017 Stock Plan

(Full title of the plan)

John J. Manning	With a Copy to:
Vice President, General Counsel and Secretary Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5304 (414) 271-6755	Eric Hagemeier Reinhart Boerner Van Deuren s.c. N16 W23250 Stone Ridge Drive, Suite One Waukesha, Wisconsin 53188 (262) 951-4500

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $.10 per share	1,800,000	$80.23	$144,414,000	$16,737.58

(1)
The Sensient Technologies Corporation 2017 Sock Plan (the “Plan”) provides for the issuance of up to 1,800,000 shares of Common Stock, par value $.10 per share (the “Shares”). In addition to the Shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares that may become issuable as a result of stock dividends, stock splits, mergers, or similar transactions which results in an increase in the number of the outstanding Shares, as provided in the Plan.

(2)
Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices for Sensient Technologies Corporation Common Stock as reported on the New York Stock Exchange on May 4, 2017. The actual offering price will be determined in accordance with the terms of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been previously filed by Sensient Technologies Corporation (the “Company”) with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

(c)	All other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act, since December 31, 2016.

(d)
The description of the Company’s common stock contained in Item 1 of the Company’s Registration Statement on Form 8-A, dated December 29, 1976, as amended and restated by Form 8, dated July 16, 1986, and any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the Wisconsin Business Corporation Law (the “WBCL”). The WBCL includes provisions for indemnification by a corporation of a director or officer against certain liabilities and expenses incurred by him or her in any proceeding (whether threatened, pending, or completed, and whether brought by the corporation or any other person) to which he or she was a party because of being a director or officer. In general, under these provisions (1) a corporation is required to indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of any such proceeding, for all reasonable expenses incurred in the proceeding, and (2) in other cases, the corporation is required to indemnify a director or officer against liabilities (including, among other things, judgments, penalties, fines, and reasonable expenses) incurred in any such proceeding unless liability was incurred because he or she breached or failed to perform a duty to the corporation and the breach or failure constitutes any of the following: (a) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which he or she has a material conflict of interest; (b) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which he or she derived an improper personal profit; or (d) willful misconduct. The provisions specify that the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification is not required. Also, the provisions permit a corporation to pay or reimburse reasonable expenses as incurred if the director or officer affirms his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and undertakes to make repayment to the extent it is ultimately determined that indemnification is not required. With specified exceptions, these provisions do not preclude additional indemnification. The WBCL specifically provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance, to the extent required or permitted generally thereunder, for any liability incurred in connection with a proceeding involving a federal or state statute, rule, or regulation regulating the offer, sale, or purchase of securities.

The WBCL also provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties, or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification referred to above.

The Company’s By-laws contain provisions that generally parallel the indemnification provisions of the WBCL. The Company maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law, which may extend to, among other things, liability arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Exhibit Index following Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

1.   The undersigned Registrant hereby undertakes as follows:

(a)   To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)   That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on May 9, 2017.

SENSIENT TECHNOLOGIES CORPORATION

By:	/s/ John J. Manning
John J. Manning
Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the date indicated below.*

Each person whose signature appears below constitutes and appoints Paul Manning and John J. Manning, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* Each of these signatures is affixed as of May 9, 2017.

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Signature	Title

/s/ Paul Manning	Chairman of the Board, President and Chief Executive Officer
Paul Manning	(Principal Executive Officer)

/s/ Stephen J. Rolfs	Senior Vice President and Chief Financial Officer
Stephen J. Rolfs	(Principal Financial Officer)

/s/ Jeffrey T. Makal	Vice President, Controller, and Chief Accounting Officer
Jeffrey T. Makal	(Principal Accounting Officer)

/s/ Hank Brown	Director
Hank Brown

/s/ Joseph Carleone	Director
Joseph Carleone

/s/ Edward H. Cichurski	Director
Edward H. Cichurski

/s/ Fergus M. Clydesdale	Director
Fergus M. Clydesdale

/s/ Mario Ferruzzi	Director
Mario Ferruzzi

/s/ Donald W. Landry	Director
Donald W. Landry

/s/ Scott C. Morrison	Director
Scott C. Morrison

/s/ Deborah McKeithan-Gebhardt	Director
Deborah McKeithan-Gebhardt

/s/ Elaine R. Wedral	Director
Elaine R. Wedral

/s/ Essie Whitelaw	Director
Essie Whitelaw

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SENSIENT TECHNOLOGIES CORPORATION
EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT
2017 STOCK PLAN

Exhibit Number	Description	Incorporated Herein By Reference To	Filed Herewith
3.1	Sensient Technologies Corporation Amended and Restated Articles of Incorporation	Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (Commission File No. 1-7626)

3.2	Sensient Technologies Corporation Amended and Restated By-Laws	Exhibit 3.2 to Current Report on Form 8-K dated December 1, 2016 (Commission File No. 1-7626)

5	Opinion of Reinhart Boerner Van Deuren s.c. as to the legality of the securities to be issued		X

23.1	Consent of Ernst & Young LLP		X

23.2	Consent of Reinhart Boerner Van Deuren s.c.		Contained in opinion filed as Exhibit 5

24	Powers of Attorney		Included as part of the signature page to this Registration Statement

99	Sensient Technologies Corporation 2017 Stock Plan	Appendix B to Definitive Proxy Statement filed on Schedule 14A on March 10, 2017 (Commission File No. 1-7626)

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